Franklin Credit Management Corporation 10-Q
Exhibit 10.2

THIRD AMENDMENT TO LEASE

1.	PARTIES

1.1
THIS AGREEMENT made the 31st day of October, 2013 is between 101 HUDSON LEASING ASSOCIATES ("Landlord") whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. 7817, Edison, NJ 08818-7817 and FRANKLIN CREDIT MANAGEMENT CORPORATION ("Tenant"), whose address is 101 Hudson Street, 25th Floor, Jersey City, New Jersey 07302.

2.	STATEMENT OF FACTS

2.1
Landlord and Tenant have previously entered into a Lease Agreement dated July 27, 2005, as amended by a First Amendment to Lease dated March 30, 2007 and a Second Amendment to Lease dated May 23, 2007 (hereinafter collectively referred to as the "Lease") covering 13,125 gross rentable square feet on the thirty-seventh (37th) floor  consisting of 6,856 gross rentable square feet (the “6,856 Premises”) and 6,269 gross rentable square feet (the “6,269 Premises”) (the 6,856 Premises and the 6,269 Premises shall hereinafter collectively be defined as the “37th Floor Premises”) and 33,866 gross rentable square feet on the twenty-fifth (25th) floor (the “25th Floor Premises”) in the building located at 101 Hudson Street, Jersey City, New Jersey (“Building”); and

2.2	The Term of the Lease expires on December 31, 2013 (“Expiration Date”); and

2.3	The parties desire to extend the Term of the Lease with respect to the 25th Floor Premises only for a period of six (6) years to commence on January 1, 2014; and

2.4	The parties desire to amend certain terms of the Lease as set forth below.

3.	AGREEMENT

NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, Landlord and Tenant agree as follows:

3.1	The above recitals are incorporated herein by reference.

3.2	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3
The Expiration Date of the term applicable to the 37th Floor Premises shall remain December 31, 2013, and Tenant shall vacate and surrender the 37th Floor Premises on or before such date in accordance with the Lease. If Tenant fails to vacate and surrender the 37th Floor Premises on or before such date, then in addition to all other rights and/or remedies under the Lease or at law or in equity, Tenant shall be deemed a holdover tenant in accordance with Article 28 of the Lease.

3.4
The extension term applicable to the 25th Floor Premises only shall be for a period commencing on January 1, 2014 (the “Effective Date”) and expiring at 11:59 P.M. on December 31, 2019 (“Extension Term”) and the Lease shall be deemed amended accordingly.

3.5
Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the 25th Floor Premises in its “AS-IS” condition for the Extension Term, as defined herein, under the terms and conditions set forth herein, except that Landlord shall provide Tenant with allowance toward the cost of improvement work of up to $338,660.00 (“Landlord’s Construction Allowance”), which shall be advanced to Tenant pursuant to the provisions of Subsection 7.5 of the Lease. All work to be performed by Tenant shall be performed in accordance with Article 12 and Article 7 of the Lease, or which may be applied to costs incurred by Tenant with respect to Tenant’s Work as described in said Section 7.5 of the Lease, which may be performed to the 25th Floor Premises as defined in Section 2.1 above from and after the Effective Date and which shall be advanced to Tenant in accordance with said Section 7.5 of the Lease. All references to “37th Floor Premises” and the provisions of Subsections 7.1, 7.2 (c), 7.3 (a), and 7.4 shall not apply with respect to the performance of Tenant’s Work pursuant to this Third Amendment to Lease. Landlord shall have no obligation to perform any tenant improvement work in the 25th Floor Premises, or grant any tenant improvement allowance, other than Landlord’s Construction Allowance.

Prior to the Expiration Date of the Term applicable to the 37th Floor Premises, Tenant shall, at its sole cost and expense, but notwithstanding anything to the contrary herein, to be reimbursed and payable from, if available, Landlord’s Construction Allowance, remove any conduit for telecommunications lines between the 25th Floor Premises and 37th Floor Premises and/or cabling to connect the 37th Floor Premises to the Generator. Tenant will repair all injury done by or in connection with the removal of said conduit, cabling and the like; and will cap or terminate all telephone, computer and data connections at service entry panels in accordance with Legal Requirements. Landlord shall continue to provide Tenant with 100 kw back-up emergency Generator capacity for the 25th Floor Premises pursuant to Section 8.2 (iv) of the Lease.

3.6	Commencing on January 1, 2014, the following shall be effective:

a.	Tenant shall pay Landlord Base Rent applicable to the 25th Floor Premises as follows and Article 4 of the Lease shall be deemed amended accordingly:

Term	Annual Rate	Monthly Installments	Annual Rate Per Rentable Sq. Ft.
January 1, 2014 – December 31, 2014	$1,168,377.00	$97,364.75	$34.50
January 1, 2015 – December 31, 2015	$1,185,310.00	$98,775.83	$35.00
January 1, 2016 – December 31, 2016	$1,202,243.00	$100,186.92	$35.50
January 1, 2017 – December 31, 2017	$1,219,176.00	$101,598.00	$36.00
January 1, 2018 – December 31, 2018	$1,236,109.00	$103,009.08	$36.50
January 1, 2019 – December 31, 2019	$1,253,042.00	$104,420.17	$37.00

Notwithstanding the foregoing, provided that the Lease is in full force and effect and Tenant shall not be in monetary default with respect to each of its obligations thereunder beyond any applicable notice and cure provisions, Tenant shall have no obligation to pay the Monthly Installment of Base Rent applicable to the 25th Floor Premises for the month of January, 2014. Additionally, provided that the Lease is in full force and effect and Tenant shall not be in monetary default with respect to each of its obligations thereunder beyond any applicable notice and cure provisions, Tenant shall receive a rent credit in the amount of $194,729.50 (“Rent Credit”). The Rent Credit shall be disbursed in equal installments of $2,742.67, which shall be applied monthly to Tenant’s obligation to pay the Monthly Installments of Base Rent applicable to the 25th Floor Premises for the period beginning on February 1, 2014 through and including December 31, 2019.

b.
Tenant shall continue to pay Landlord, as Additional Rent, Tenant’s Proportionate Share and Tenant’s Floor Common Area Proportionate Share applicable to the 25th Floor Premises of the increased cost, if any, to Landlord for Operating Expenses, Floor Common Area Costs, and Taxes as set forth in Article 5 Additional Rent-Operating Expenses of the Lease.

c.	All references in Article 5 to Calendar Year shall hereinafter be deemed to mean the calendar year commencing on January 1, 2014 and ending on December 31, 2014.

d.
Section 5.9 of the Lease shall be amended by deleting “Mack-Cali Realty, L.P., at 11 Commerce Drive, Cranford, New Jersey” and substituting “Mack-Cali Realty Corporation at 343 Thornall Street, Edison, New Jersey 08837” in place thereof.

e.	Tenant’s Proportionate Share applicable to the 25th Floor Premises shall be 2.79% and Section 1.2.81 shall be deemed accordingly.

f.	Tenant shall continue to pay the cost of electricity and Chilled Water consumed within the 25th Floor Premises in accordance with Sections 8.1(vi), 8.6 and 8.8 of the Lease.

g.	Tenant shall be entitled to twenty-nine (29) parking spaces and Article 16 of the Lease shall be deemed amended accordingly.

h.	Landlord currently has on deposit, and shall continue to hold on deposit during the Extension Term, a cash security deposit in the amount of $100,000.00.

3.7
Notwithstanding anything contained herein to the contrary, provided that (i) the Lease is in full force and effect; (ii) Tenant shall not be in monetary default with respect to each of its obligations thereunder beyond any applicable notice and cure provisions; (iii) Landlord does not exercise their right to recapture the 6,269 Premises pursuant to Paragraph 3.8 below; and (iv) Tenant delivers to Landlord a partially executed copy of this Agreement on or before October 31, 2013, Tenant shall receive a monthly rent credit against Tenant’s Monthly Installments of Base Rent applicable to the 37th Floor Premises in the amount of $28,800.00 per month for a period commencing on September 1, 2013 through and including December 31, 2013 (“37th Floor Premises Rent Credit”). Tenant shall have no further right to the 37th Floor Premises Rent Credit in the event Landlord exercises their right to recapture pursuant to Paragraph 3.8 below.

3.8
Landlord shall have the right to recapture, at any time, the 6,269 Premises by giving Tenant a written notice referencing this Section 3.8.  If such recapture notice is given, it shall cancel and terminate the Lease with respect to the 6,269 Premises only as of a date (“Recapture Date”) to be identified by Landlord in the recapture notice, but only with regard to the 6,269 Premises.  Upon such date, this Lease with respect to the 6,269 Premises shall terminate and all of Tenant’s rights, entitlements, benefits and privileges, and all of Landlord’s obligations, responsibilities, duties, liabilities and commitments, relating to the space identified in the recapture notice as the subject of Landlord’s recapture (the “Recapture Premises”) shall be null and void as of the Recapture Date except for those that extend beyond the Term of the Lease.  As of the Recapture Date, Tenant shall have: (i) cured any and all material breaches in all material respects under the Lease, (ii) quit, surrendered and delivered to Landlord actual and exclusive possession of the Recapture Premises which shall be empty, vacant, broom clean, in good order and condition and free of any occupants, subtenants, tenants, liens and personal property, and (iii) complied with the second paragraph of Section 3.5 hereof and otherwise in accordance with Article 28 of this Lease.  Tenant agrees that its failure to timely and strictly comply with any term of this Section 3.8 shall, for the period beginning on the Recapture Date and ending on the date by when Tenant has strictly complied with all the terms of this Section 3.8: (a) render Tenant a month-to-month tenant under Section 28.4 of the Lease; notwithstanding Section 28.4 of the Lease, during the period beginning on the Recapture Date and ending on the date by when Tenant has strictly complied with all the terms of this Section 3.8, Tenant shall pay Landlord each month during such month-to-month tenancy the greater of: (a) 200% of the fair market rent for the entire 6,269 Premises, as solely determined by Landlord, or (b) 200% of the sum of all the basic annual rent plus all the additional rent applicable to the entire 6,269 Premises.

Provided Tenant actually vacates the Recapture Premises in the condition called for in the Lease by the Recapture Date, then Tenant shall: (i) have no further obligation to pay the Basic Rent or Additional Rent applicable to the 6,269 Premises; (ii) Tenant's Proportionate Share shall be reduced by .516% and Section 1.2.81 of the Lease and the Fundamental Lease Provisions shall be deemed modified accordingly; (iii) Section 1.2.28 (b) of the Fundamental Lease Provisions shall be modified to reflect that Tenant’s Floor Common Area Proportionate Share will be reduced by 22.08%; and (iv) Tenant shall also have no further obligation to pay the cost of electricity and Chilled Water consumed within the 6,269 Premises. At Landlord’s sole option, Tenant shall execute a written Lease amendment that reflects the deletion of the 6,269 Premises from of the 37th Floor Premises resulting from Landlord’s exercise of this recapture option. Tenant shall execute and return such amendment to Landlord within five (5) days (time being of the essence) after Tenant’s receipt thereof.

3.9
As of the date of this Agreement, Section 2.4 of the Lease shall be re-instated and in full force and effect with respect to the 25th Floor Premises only and Tenant shall have the right to renew the Lease as it applies to the 25th Floor Premises only for a period commencing on January 1, 2020 through and including December 31, 2024. Tenant shall have no right to renew the Lease with respect to any portion of the 37th Floor Premises.

3.10	Article 42 Right of First Offer of the Lease is hereby deleted in its entirety.

3.11
Tenant hereby represents to Landlord that to the best of its knowledge as of the date hereof (i) there exists no default under the Lease either by Tenant or Landlord; (ii) Tenant is not presently entitled to any credit, free rent (other than pursuant to Paragraph 3.7 hereof and the conditions thereunder) or other offset or abatement of the rents due under the Lease, except for Paragraph 3.6 a. hereof; and (iii) there exists no offset, defense or counterclaim to Tenant’s obligation under the Lease.

3.12
Tenant represents to Landlord that no broker brought about this transaction, except for Cushman & Wakefield of New Jersey, Inc., and agrees to indemnify and hold Landlord harmless from any and all claims of any other broker arising out of or in connection with negotiations of, or entering into of, this Agreement.

3.13
Tenant agrees not to disclose the economic terms of this Agreement, including the Base Rent or Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except (a) as required by law, regulation, or judicial process or order, (b) in order to enforce the terms of the Lease, as herein amended, and/or (c) to its employees, accountants, insurers, counsel and professional advisors.This non-disclosure and confidentiality agreement will be binding upon Tenant without limitation as to time.

3.14
Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Landlord and Tenant hereby ratify and confirm all of the terms and conditions thereof.

3.15	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.16
Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement.  Tenant expressly agrees that if the signature of Landlord and/or Tenant on this Agreement is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LANDLORD: 101 HUDSON LEASING ASSOCIATES	TENANT: FRANKLIN CREDIT MANAGEMENT CORPORATION

By:  MC Hudson Holding L.L.C., partner

By:   Mack-Cali Realty, L.P.,
         non-member manager

By:   Mack-Cali Realty Corporation,
         general partner

By:	/s/ Christopher M. DeLorenzo	By:	/s/ Paul D. Colasono
	Christopher M. DeLorenzo		Name: Paul D. Colasono
	Senior Vice President Leasing		Title: EVP, COO